Exhibit 10.01- Bonus Agreement between Rational Software Corporation and Kevin J. Haar, dated October 5, 2000

RATIONAL SOFTWARE CORPORATION

RELOCATION BONUS AGREEMENT

This Relocation Bonus Agreement (the "Agreement") is entered into effective as of October 5, 2000 (the "Effective Date"), by and between Rational Software Corporation, a Delaware corporation (the "Company"), and Kevin J. Haar (the " Employee").

1. Nature of Employment. The Company agrees to employ Employee as Senior Vice President, Worldwide Field Operations. The Company and Employee agree that Employee's employment with the Company is and shall continue to be "at- will" and may be terminated at any time with or without cause or notice by either the Company or Employee.

2. Terms of Relocation Bonus.

(a) Relocation Bonus. Conditioned only upon continued employment with the Company, Employee shall receive a relocation bonus of $1,500,000 (the "Relocation Bonus") plus an amount equal to interest on the outstanding relocation loan, payable in equal parts according to the following schedule:

Scheduled Payment Dates	Bonus Payment Amount	Relocation Loan Interest Amount	Total Payment

October 30, 2001	$375,000	$96,650	$471,650
October 30, 2002	$375,000	$67,500	$442,000
October 30, 2003	$375,000	$45,000	$420,000
October 30, 2004	$375,000	$22,500	$397,500

(b) Voluntary Termination: Termination for Cause. If (i) Employee voluntarily terminates his employment with the Company, or (ii) the Company terminates Employee for "Cause", Employee shall not be eligible for any remaining unpaid amounts under the Relocation Bonus Agreement.

(c) Involuntary Termination; Other Termination. If the Company terminates Employee's employment without "cause", or if Employee terminates his employment with "good reason", any outstanding bonus payments will be accelerated to the date of termination. In addition, Employee shall not be obligated to repay any portion of the Relocation Loan if Employee's employment terminates by reason of Employee's death or disability.

3. Definition.

(a) Cause. For purposes of this Agreement, the term "Cause" shall mean (i) Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final, jurisdiction for any intentional crime which constitutes a felony in the jurisdiction involved; or (ii) Employee's conviction of an act of fraud or misappropriation of material property, subsequent to the date hereof, upon the Company, or any of its respective affiliates.

(b) Good reason. For purposes of this Agreement, the term "good reason" for Employee to terminate his employment shall consist of a reduction in base compensation; or any transfer demanded of Employee prior to October 30, 2002 that would necessitate physical relocation of his Massachusetts residence of more than thirty miles.

(c) Disability. The inability of the Employee, due to physical or mental impairment to perform the usual and customary duties of his employment.

4. Right to Advice of Counsel. Employee acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

5. Arbitration and Equitable Relief.

(a) Except as provided in Section 5(c) below, the Company and Employee agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Massachusetts in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

(b) The Company shall pay all costs and expenses of such arbitration.

(c) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 5, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES, EXCEPT AS PROVIDED IN SECTION 5 (c), TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THISAGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRAIL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECETS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

RATIONAL SOFTWARE CORPORATION (Company)

BY:

/s/ Timothy A. Brennan

Accepted by:

/s/ Kevin J. Haar
Kevin J. Haar (Employee)